EXHIBIT 10

CEDAR FAIR, L.P.

and

KNOTT'S BERRY FARM
as Co-Issuers

AMENDED AND RESTATED NOTE PURCHASE
AND PRIVATE SHELF AGREEMENT

$50,000,000 6.68% Series B Notes due August 24, 2011
$50,000,000 6.40% Series C Notes due August 24, 2008
$75,000,000 Private Shelf Facility

Dated as of April 7, 2004

TABLE OF CONTENTS

(Not Part of Agreement)

Page

1. AMENDMENT AND RESTATEMENT; AUTHORIZATION OF ISSUE OF NOTES 2

1A. Amendment and Restatement of Existing Note Agreement 2

1B. Authorization of Issue of Shelf Notes 2

2. PURCHASE AND SALE OF SHELF NOTES 2

2A. [Intentionally Omitted] 2

2B. Purchase and Sale of Shelf Notes 2

2B(1). Facility 2

2B(2). Issuance Period 3

2B(3). Request for Purchase 3

2B(4). Rate Quotes 4

2B(5). Acceptance 4

2B(6). Market Disruption 4

2B(7). Facility Closings 5

2B(8). Fees 5

2B(8)(i). [Intentionally Omitted] 5

2B(8)(ii). [Intentionally Omitted] 5

2B(8)(iii). Delayed Delivery Fee 5

2B(8)(iv). Cancellation Fee 6

3. CONDITIONS OF RESTATEMENT; CONDITIONS OF CLOSING 6

3A. Conditions of Restatement 6

3A(1). Certain Documents 7

3A(2). Opinion of Company's Counsel 8

3A(3). Representations and Warranties; No Default; Satisfaction of Conditions 8

3A(4). Material Adverse Change 9

3A(5). Fees and Expenses 9

3A(6). Proceedings 9

3B. Conditions of Closing 9

3B(1). Certain Documents. 9

3B(2). Opinion of Purchaser's Special Counsel 11

3B(3). Opinion of Company's Counsel 11

3B(4). Representations and Warranties; No Default; Satisfaction of Conditions 11

3B(5). Purchase Permitted by Applicable Laws 11

3B(6). Payment of Fees 12

3B(7). Material Adverse Change 12

3B(8). Proceedings 12

4. PREPAYMENTS 12

4A(1). Required Prepayments of Series B Notes 12

4A(2). Required Prepayments of Series C Notes 12

4A(3). Required Prepayments of Shelf Notes 13

4B(1). Optional Prepayment with Yield-Maintenance Amount 13

4B(2). Prepayment with Yield-Maintenance Amount Pursuant to Intercreditor Agreement 13

4C. Notice of Optional Prepayment 13

4D. Application of Prepayments 13

4E. Retirement of Notes 13

5. AFFIRMATIVE COVENANTS 14

5A. Financial Statements 14

5B. Inspection of Property 15

5C. Covenant to Secure Note Equally 15

5D. Information Required by Rule 144A 16

5E. Compliance With Environmental Laws 16

5F. Maintenance of Insurance 16

5G. [Intentionally Omitted] 16

5H. Most Favored Covenant Status, etc. 16

5I. Senior Debt 17

5J. Guaranty by Subsidiaries 17

5K. Amendment of 1994 Private Shelf Agreement and Knott's Berry Farm Guaranty of 8.43% Notes 17

6. NEGATIVE COVENANTS 18

6A. Lien, Debt and Other Restrictions 18

6A(1). Liens 18

6A(2). Debt 19

6A(3). Loans, Advances, Investments and Contingent Liabilities 19

6A(4). Sale of Stock and Debt of Subsidiaries 20

6A(5). Merger and Sale of Assets 20

6A(6). Transactions with Related Persons 21

6B. Issuance of Stock by Subsidiaries 21

6C. Consolidated EBITDA Ratio 21

6D. Consolidated Owners' Equity 21

7. EVENTS OF DEFAULT 22

7A. Acceleration 22

7B. Notice of Acceleration 25

7C. Other Remedies 25

8. REPRESENTATIONS, COVENANTS AND WARRANTIES 25

8A(1). Company Organization and Qualification 25

8A(2). Knott's Berry Farm Organization and Qualification 25

8B. Financial Statements 26

8C. Actions Pending 26

8D. Outstanding Debt 26

8E. Title to Properties 26

8F. Taxes 27

8G. Conflicting Agreements and Other Matters 27

8H. Offering of Notes 27

8I. Use of Proceeds 28

8J. ERISA 28

8K. Governmental Consent 28

8L. Environmental Compliance 28

8M. Investment Company Status 29

8N. Disclosure 29

8O. Hostile Tender Offers 29

9. REPRESENTATIONS OF THE PURCHASERS 29

9A. Nature of Purchase 29

9B. Source of Funds 30

10. DEFINITIONS 31

10A. Yield-Maintenance Terms 31

10B. Other Terms 32

10C. Accounting Principles, Terms and Determinations 40

11. MISCELLANEOUS 40

11A. Note Payments 40

11B. Expenses 41

11C. Consent to Amendments 41

11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes 42

11E. Persons Deemed Owners; Participations 42

11F. Survival of Representations and Warranties; Entire Agreement 42

11G. Successors and Assigns 43

11H. Notices 43

11I. Descriptive Headings 43

11J. Satisfaction Requirement 43

11K. Payments Due on Non-Business Days 43

11L. Limited Liability of Partners 44

11M. Independence of Covenants 44

11N. Severability 44

11O. Governing Law, Jurisdiction; Consent to Service of Process 44

11P. Counterparts 45

11Q. Binding Agreement 45

12. JOINT AND SEVERAL OBLIGATIONS 45

12.1. Nature of Obligations 45

12.2. Failure of any Co-Issuer to Perform 45

12.3. Additional Undertaking 45

12.4. Joint and Several Obligations Unconditional, etc. 46

12.5. Co-Issuer's Obligations to Remain in Effect; Restoration 46

12.6. Waiver of Acceptance, etc. 47

12.7. Subrogation 47

12.8. Effect of Stay 47

INFORMATION SCHEDULE
PURCHASER SCHEDULE

EXHIBIT A-1 -- FORM OF SERIES B NOTE

EXHIBIT A-2 -- FORM OF SERIES C NOTE

EXHIBIT A-3 -- FORM OF PRIVATE SHELF NOTE

EXHIBIT B -- FORM OF REQUEST FOR PURCHASE

EXHIBIT C -- FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT D-1 -- FORM OF OPINION OF COMPANY'S SPECIAL COUNSEL

(RESTATEMENT)

EXHIBIT D-2 -- FORM OF OPINION OF COMPANY'S SPECIAL COUNSEL

(SHELF NOTES)

SCHEDULE 8A(1) -- LIST OF GUARANTORS

SCHEDULE 8G -- LIST OF AGREEMENTS LIMITING DEBT

CEDAR FAIR, L.P.
One Causeway Drive
P.O. Box 5006
Sandusky, Ohio 44871

As of April 7, 2004

Prudential Investment Management, Inc. ("Prudential")

Each holder of Series B Notes and Series C Notes
named in the Purchaser Schedule attached
hereto (the "Existing Holders")

Each Prudential Affiliate (as hereinafter
defined) which becomes bound by certain
provisions of this Agreement as hereinafter
provided (together with Prudential and the
Existing Holders, the "Purchasers")

c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois 60601

Ladies and Gentlemen:

The undersigned, Cedar Fair, L.P., a Delaware limited partnership (herein called the "Company"), and Knott's Berry Farm, a California general partnership ("Knott's Berry Farm"; the Company and Knott's Berry Farm are sometimes hereinafter collectively referred to as the "Co-Issuers" and individually referred to as a "Co-Issuer"), hereby jointly and severally agree with you as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

INTRODUCTION

The Co-Issuers and the Existing Holders are parties to that certain Note Purchase and Private Shelf Agreement, dated as of January 28, 1998 (as heretofore amended, the "Existing Note Agreement"), under which Co-Issuers have issued their 6.68% Series B Notes due August 24, 2011 (collectively, including any Series B Note delivered in substitution or exchange for any other Series B Note pursuant to any provision of the Existing Note Agreement or this Agreement, referred to as the "Series B Notes" and individually as a "Series B Note") in the original aggregate principal amount of $50,000,000 and their 6.40% Series C Notes due August 24, 2008 (collectively, including any Series C Note delivered in substitution or exchange for any other Series C Note pursuant to any provision of the Existing Note Agreement or this Agreement, referred to as the "Series C Notes" and individually as a "Series C Note") in the original aggregate principal amount of $50,000,000.

The Co-Issuers have advised Prudential and the Existing Holders that they wish to amend and restate the Existing Note Agreement as set forth herein and Prudential and the Existing Holders are willing to agree to such amendment and restatement subject to the terms and conditions hereof. Accordingly, Prudential, the Existing Holders and the Co-Issuers agree as follows:

1. AMENDMENT AND RESTATEMENT; AUTHORIZATION OF ISSUE OF NOTES.

1A. Amendment and Restatement of Existing Note Agreement. Subject to the terms and conditions herein set forth, the Co-Issuers, Prudential and the Existing Holders agree that, effective on the Restatement Date, the Existing Note Agreement will be amended and restated in its entirety to read as set forth in this Agreement and the Series B Notes and the Series C Notes will be outstanding under this Agreement.

1B. Authorization of Issue of Shelf Notes. The Co-Issuers shall authorize the issue of additional senior promissory notes of the Co-Issuers (the "Shelf Notes") in the aggregate principal amount of $75,000,000, to be a joint and several obligation of the Co-Issuers, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 12 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A-3 attached hereto. The terms "Shelf Note" and "Shelf Notes" as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms "Note" and "Notes" as used herein shall include each Series B Note, each Series C Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note's ultimate predecessor Note was issued), are herein called a "Series" of Notes.

2. PURCHASE AND SALE OF SHELF NOTES.

2A. [Intentionally Omitted].

2B. Purchase and Sale of Shelf Notes.

2B(1). Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. In the event Prudential and the Company agree such additional Notes may be issued by the Company as the sole obligor thereunder. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the "Facility." At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1B, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the "Available Facility Amount" at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B(2). Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after Prudential shall have given to the Co-Issuers, or the Co-Issuers shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Note under paragraph 7A of this Agreement. The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the "Issuance Period".

2B(3). Request for Purchase. The Co-Issuers (or, if Prudential so agrees, the Company) may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a "Request for Purchase"). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than 12 years from the date of issuance), average life (which shall be no more than 10 years from the date of issuance), principal prepayment dates (if any) and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 5 Business Days and not more than 25 Business Days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(4). Rate Quotes. Not later than five Business Days after the Co-Issuers (or, if Prudential so agrees, the Company) shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Issuer by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate or Affiliates would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5). Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to paragraph 2B(4), the Issuer may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Issuer notifying Prudential by telephone or telecopier within the Acceptance Window that the Issuer elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an "Accepted Note") as to which such acceptance (herein called an "Acceptance") relates. The day the Issuer notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the "Acceptance Day" for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Issuer agrees to sell to a Prudential Affiliate or Affiliates, and Prudential agrees to cause the purchase by a Prudential Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Issuer and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a "Confirmation of Acceptance"). If the Issuer should fail to execute and return to Prudential within three Business Days following the Issuer's receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential's receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Issuer in writing.

2B(6). Market Disruption. Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Issuer thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Issuer that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2B(7). Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Issuer will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 180 North Stetson Street, Suite 5600, Chicago, Illinois 60601, Attention: Law Department, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Issuer's account specified in the Request for Purchase of such Notes. If the Issuer fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Issuer shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the "Rescheduled Closing Day")) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Issuer reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Issuer will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled. In the event that the Issuer shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Issuer in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Issuer may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(8). Fees.

2B(8)(i). [Intentionally Omitted].

2B(8)(ii). [Intentionally Omitted].

2B(8)(iii). Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note (other than the failure of a Purchaser to fund the purchase of an Accepted Note after all conditions to closing specified in paragraph 3 have been timely satisfied), the Issuer will pay to the Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the "Delayed Delivery Fee") calculated as follows:

(BEY - MMY) X DTS/360 X PA

where "BEY" means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; "MMY" means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); "DTS" means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and "PA" means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

2B(8)(iv). Cancellation Fee. If the Issuer at any time notifies Prudential in writing that the Issuer is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Issuer in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (other than the failure of a Purchaser to fund the purchase of an Accepted Note after all conditions to closing specified in paragraph 3 have been timely satisfied) (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the "Cancellation Date"), the Issuer will pay to the Purchaser which shall have agreed to purchase such Accepted Note in immediately available funds an amount (the "Cancellation Fee") calculated as follows:

PI X PA

where "PI" means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and "PA" has the meaning ascribed to it in paragraph 2B(8)(iii). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

3. CONDITIONS OF RESTATEMENT; CONDITIONS OF CLOSING.

3A. Conditions of Restatement. The amendment and restatement of the Existing Note Agreement pursuant to this Agreement shall become effective on the date (the "Restatement Date") upon which the following conditions have been satisfied:

3A(1). Certain Documents. Each Existing Holder shall have received original counterparts or, if satisfactory to such Existing Holder, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser dated the Restatement Date unless otherwise indicated, and, on the Restatement Date, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i) a Secretary's Certificate signed by the Secretary or Assistant Secretary and one other officer of each of the General Partner or the general partner of Knott's Berry Farm, as the case may be, certifying, among other things (a) as to the name, titles and true signatures of the officers of General Partner or the general partner of Knott's Berry Farm, as the case may be, authorized to sign on behalf of each Co-Issuer this Agreement, the Shelf Notes being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, (b) that attached thereto is a true, accurate and complete copy of the Certificate of Formation of such General Partner or the general partner of Knott's Berry Farm, as the case may be, certified by the Secretary of State of the state its formation as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the By-laws, operating agreement or other organization document of such General Partner or the general partner of Knott's Berry Farm, as the case may be, in effect as of such Closing Day and as has been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the Board of Directors or other managing body of such General Partner or the general partner of Knott's Berry Farm, as the case may be, or other managing body, duly adopted at a meeting or by unanimous written consent of such Board of Directors or other managing body, authorizing the execution, delivery and performance on behalf of each of the Co-Issuers of this Agreement, the Shelf Notes being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the partners of the Issuer or of such Board of Directors or any committee thereof relating to the subject matter thereof, (e) that this Agreement, the Shelf Notes being delivered on such Closing Day and the other documents executed and delivered on behalf of each of the Co-Issuers to such Purchaser are in the form approved by its Board of Directors in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to such General Partner or the general partner of Knott's Berry Farm, as the case may be, have been commenced or are contemplated;

(ii) a certificate of good standing for the Company and each of the Subsidiaries from the Secretary of State of the state of formation of the Company and each such Subsidiary and of each state in which the Company or any such Subsidiary is required to be qualified to transact business as a foreign partnership or corporation, in each case dated as of a recent date;

(iii) a confirmation of Guaranty Agreement in form and substance satisfactory to Prudential and the Existing Holders executed by each Guarantor party to a Guaranty Agreement immediately prior to the Restatement Date and a Guaranty Agreement, substantially in the form of the Guaranty Agreements in effect immediately prior to the Restatement Date, executed by each Guarantor, if any, not a party to a Guaranty Agreement immediately prior to the Restatement Date, together with the documents relating thereto described in paragraph 5J hereof;

(iv) a certificate of good standing for each of the General Partner or the general partner of Knott's Berry Farm, as the case may be, from the Secretary of State of the state of its formation and of each state in which such General Partner or the general partner of Knott's Berry Farm, as the case may be, is required to be qualified to transact business as a foreign corporation, in each case dated as of a recent date; and

(v) such other certificates, documents and agreements as such Existing Holder may reasonably request.

3A(2). Opinion of Company's Counsel. Prudential and each Existing Holder shall have received from Squire, Sanders & Dempsey L.L.P., special counsel to the Co-Issuers, a favorable opinion satisfactory to Prudential and each Existing Holder, dated such Restatement Date, and substantially in the form of Exhibit D-1 attached hereto and as to such other matters as Prudential or Existing Holder may reasonably request. The Co-Issuers, by their execution hereof, hereby request and authorize such special counsel to render such opinions, agree that the issuance and sale of any Notes will constitute a reconfirmation of such request and authorization, and understand and agree that Prudential and each Existing Holder receiving such an opinion will and is hereby authorized to rely on such opinion.

3A(3). Representations and Warranties; No Default; Satisfaction of Conditions. The representations and warranties contained in paragraph 8 shall be true on and as of the Restatement Date, both before and immediately after giving effect to the consummation of the transactions contemplated hereby; there shall exist on the Restatement Date no Event of Default or Default, both before and immediately after giving effect to the consummation of the transactions contemplated hereby; the Co-Issuers shall have performed all agreements and satisfied all conditions required under this Agreement to be performed or satisfied on or before the Restatement Date; and such Co-Issuer shall have delivered to Prudential and each Existing Holder an Officer's Certificate, dated as of the Restatement Date, to each such effect.

3A(4). Material Adverse Change. No material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries, taken as a whole, since December 31, 2003 shall have occurred or be threatened, as determined by such Purchaser in its sole judgment.

3A(5). Fees and Expenses. Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of any special counsel to the Purchasers.

3A(6). Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

    3B. Conditions of Closing. Each Purchaser's obligation to purchase and pay for the Shelf Notes to be purchased by such Purchaser hereunder on any Closing Day is subject to the satisfaction, on or before such Closing Day, of the following conditions:

3B(1). Certain Documents. Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser dated the date of the applicable Closing Day unless otherwise indicated, and, on the applicable Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i) The Shelf Note(s) to be purchased by such Purchaser on such Closing Day in the form of Exhibit A-3 hereto, as applicable;

(ii) a Secretary's Certificate signed by the Secretary or Assistant Secretary and one other officer of each of the General Partner or the general partner of Knott's Berry Farm, as the case may be, certifying, among other things (a) as to the name, titles and true signatures of the officers of such General Partner or the general partner of Knott's Berry Farm, as the case may be, authorized to sign on behalf of each Co-Issuer this Agreement, the Shelf Notes being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, (b) that attached thereto is a true, accurate and complete copy of the Certificate of Formation of such General Partner or the general partner of Knott's Berry Farm, as the case may be, certified by the Secretary of State of the state its formation as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the By-laws, operating agreement or other organization document of such General Partner or the general partner of Knott's Berry Farm, as the case may be, in effect as of such Closing Day and as has been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the Board of Directors or other managing body of such General Partner or the general partner of Knott's Berry Farm, as the case may be, or other managing body, duly adopted at a meeting or by unanimous written consent of such Board of Directors or other managing body, authorizing the execution, delivery and performance on behalf of each of the Co-Issuers of this Agreement, the Shelf Notes being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the partners of the Issuer or of such Board of Directors or any committee thereof relating to the subject matter thereof, (e) that this Agreement, the Shelf Notes being delivered on such Closing Day and the other documents executed and delivered on behalf of each of the Co-Issuers to such Purchaser are in the form approved by its Board of Directors in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to such General Partner or the general partner of Knott's Berry Farm, as the case may be, have been commenced or are contemplated;

(iii) a certificate of good standing for the Issuer (if applicable) and each of its Subsidiaries from the Secretary of State of the state of formation and of each state in which the Issuer or any such Subsidiary is required to be qualified to transact business as a foreign corporation or partnership, in each case dated as of a recent date;

(iv) a confirmation of Guaranty Agreement in form and substance satisfactory to such Purchaser executed by each Guarantor party to a Guaranty Agreement immediately prior to such Closing Day and a Guaranty Agreement, substantially in the form of the Guaranty Agreements in effect immediately prior to such Closing Day, executed by each Guarantor, if any, not a party to a Guaranty Agreement immediately prior to such Closing Day, together with the documents relating thereto described in paragraph 5J hereof;

(v) a certificate of good standing for each of the General Partner or the general partner of Knott's Berry Farm, as the case may be, from the Secretary of State of the state of its formation and of each state in which such General Partner or is required to be qualified to transact business as a foreign corporation, in each case dated as of a recent date; and

(vi) such other certificates, documents and agreements as such Purchaser may reasonably request.

3B(2). Opinion of Purchaser's Special Counsel. Such Purchaser shall have received from Wiley S. Adams, Vice President and Corporate Counsel of Prudential or such other counsel who is acting as special counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3B(3). Opinion of Company's Counsel. Such Purchaser shall have received from Squire Sanders & Dempsey L.L.P, special counsel to the Issuer (or such other counsel designated by the Issuer and acceptable to such Purchaser), a favorable opinion satisfactory to such Purchaser, dated such Closing Day, and substantially in the form of Exhibit D-2 attached hereto and as to such other matters as such Purchaser may reasonably request. The Co-Issuers, by their execution hereof, hereby request and authorize such special counsel to render such opinions, agree that the issuance and sale of any Shelf Notes will constitute a reconfirmation of such request and authorization, and understand and agree that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

3B(4). Representations and Warranties; No Default; Satisfaction of Conditions. The representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, both before and immediately after giving effect to the issuance of the Shelf Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; there shall exist on such Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Shelf Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; the Issuer shall have performed all agreements and satisfied all conditions required under this Agreement to be performed or satisfied on or before such Closing Day; and the Issuer shall have delivered to such Purchaser an Officer's Certificate, dated such Closing Day, to each such effect.

3B(5). Purchase Permitted by Applicable Laws. The purchase of and payment for the Shelf Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Shelf Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement and the Shelf Notes to be issued on such Closing Day or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance satisfactory to such Purchaser.

3B(6). Payment of Fees. The Issuer shall have paid to such Purchaser (directly in immediately available funds) any fees due it pursuant to or in connection with this Agreement, including any Delayed Delivery Fee due pursuant to paragraph 2B(8)(iii).

3B(7). Material Adverse Change. No material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries, taken as a whole, since the date of the most recent audited financial statements delivered pursuant to paragraph 5A(ii) hereof, shall have occurred or be threatened, as determined by such Purchaser in its sole judgment.

3B(8). Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4. PREPAYMENTS. The Series B Notes, the Series C Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraphs 4A and 4B, respectively. The Series B Notes, the Series C Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4C. Any prepayment made by the Issuer pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A or 4B.

4A(1). Required Prepayments of Series B Notes. Until the Series B Notes shall be paid in full, the Co-Issuers jointly and severally agree to apply to the prepayment of the Series B Notes, without Yield-Maintenance Amount, the sum of $10,000,000 on August 24 of each year commencing on August 24, 2007 and continuing through and including August 24, 2010 and such principal amounts of the Series B Notes, together with interest thereon to the payment dates, shall become due on such payment dates. The remaining unpaid principal amount of the Series B Notes together with any accrued and unpaid interest, shall become due on the maturity date of the Series B Notes on August 24, 2011.

4A(2). Required Prepayments of Series C Notes. The Series C Notes shall be subject to required prepayments set forth in the form of the Series C Notes.

4A(3). Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

4B(1). Optional Prepayment with Yield-Maintenance Amount. The Notes of each Series shall be subject to optional prepayment, in whole or in part, in increments of $100,000, and in a minimum amount of $1,000,000, at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

4B(2). Prepayment with Yield-Maintenance Amount Pursuant to Intercreditor Agreement. If amounts are to be applied to the principal of the Notes pursuant to the terms of the Intercreditor Agreement, interest owing thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note shall be due and payable on such date. Any partial prepayment on the Notes pursuant to this paragraph 4B(2) shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

4C. Notice of Optional Prepayment. The Issuer shall give notice to the holder of each Note of a Series irrevocable written notice of any optional prepayment to be made pursuant to paragraph 4B(1) with respect to such Series not less than 10 Business Days prior to the prepayment date, specifying (i) such prepayment date, (ii) the aggregate principal amount of the Notes of such Series to be prepaid on such date, (iii) the principal amount of the Notes of such holder to be prepaid on that date, and (iv) stating that such optional prepayment is to be made pursuant to paragraph 4B(1). Notice of optional prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Issuer shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B(1), give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the purchaser schedule attached to the applicable Confirmation of Acceptance or by notice in writing to the Issuer.

4D. Application of Prepayments. In the case of each prepayment pursuant to paragraphs 4A or 4B of less than the entire unpaid principal amount of all outstanding Notes of any Series, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4D only, all Notes of such Series prepaid or otherwise retired or purchased or otherwise acquired by the Issuer or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraphs 4A or 4B) according to the respective unpaid principal amounts thereof.

4E. Retirement of Notes. The Issuer shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, any Notes of any Series unless the Issuer or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of the Notes of such Series held by each holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes prepaid or otherwise retired or purchased or otherwise acquired by the Issuer or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

5. AFFIRMATIVE COVENANTS.

5A. Financial Statements. The Company covenants that it will deliver to each Significant Holder in triplicate:

(i) as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, partners' equity or shareholders' equity (as the case may be) and cash flows of the Company and its Subsidiaries for (a) such quarterly period and (b) the period of four consecutive fiscal quarters ended on the last day of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or years, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

(ii) as soon as practicable and in any event within 120 days after the end of each fiscal year, consolidated statements of income, partners' equity and cash flows of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s), and reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to scope of the audit and satisfactory in substance to the Required Holder(s); provided, however, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);

(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company shall send to its Limited Partners generally and copies of all registration statements (without exhibits), other than registration statements on Form S-8 or any successor form, and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission); and

(iv) with reasonable promptness, such other financial data (including, without limitation, consolidating financial statements and a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary) as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer's Certificate (a) setting forth (except to the extent specifically set forth in such financial statements) the aggregate amounts of interest accrued on Funded Debt and Current Debt of the Company and Subsidiaries during the fiscal period covered by such financial statements, and the aggregate amounts of depreciation on physical property charged on the books of the Company and Subsidiaries (if any) during such fiscal period, (b) demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with paragraph 6A(2), 6A(3)(viii), 6A(5), 6C and 6D and, to the extent Debt secured by Liens described in clauses (v) and (vi) of paragraph 6A(1) exceeds $5,000,000, demonstrating compliance with clauses (v) and (vi) of paragraph 6A(1), in each case during and at the end of such fiscal period and (c) stating that there exists no Event of Default or Default or, if any Event of Default or Default exists, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each Significant Holder a certificate of such accountants stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof (provided that such accountants shall not be liable to anyone by reason of their failure to obtain knowledge of any such Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards).

The Company also covenants that forthwith upon any Responsible Officer obtaining knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Immediately after a Responsible Officer becomes aware of or the Company receives notice of any Event of Default under the Credit Agreement, the 2002 Note Purchase Agreement or the 2003 Note Purchase Agreement, the Company will give each holder of any Note notice thereof.

5B. Inspection of Property. The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder's expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such entities with the officers and directors of the General Partner or the general partner of Knott's Berry Farm, as the case may be, and the directors, officers and independent accountants of the Co-Issuers, all at such reasonable times and as often as such Significant Holder may reasonably request.

5C. Covenant to Secure Note Equally. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6A(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

5D. Information Required by Rule 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5D, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

5E. Compliance With Environmental Laws. The Company will, and will cause each of its Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all Environmental Laws, except where noncompliance would not materially adversely affect the business, condition (financial or other) or operations of the Company and its Subsidiaries taken as a whole.

5F. Maintenance of Insurance. The Company covenants that it and each of its Subsidiaries will maintain insurance in such amounts and against such casualties, liabilities, risks, contingencies and hazards as is customarily maintained by other similarly situated companies operating similar businesses and, upon request of a Significant Holder, it will deliver an Officers' Certificate specifying the details of such insurance then in effect.

5G. [Intentionally Omitted].

5H. Most Favored Covenant Status, etc. Should the Company or its Subsidiaries at any time after the date hereof, issue or guarantee any unsecured indebtedness denominated in U.S. dollars for money borrowed or represented by bonds, notes, debentures or similar securities in an aggregate amount exceeding $5,000,000 to any lender or group of lenders acting in concert with one another or one or more institutional investors, pursuant to a loan agreement, credit agreement, note purchase agreement, indenture, guaranty or other similar instrument, which agreement, indenture, guaranty or instrument, includes affirmative or negative business or financial covenants (or any events of default or other type of restriction which would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any "put" or mandatory prepayment or redemption of any such indebtedness upon the occurrence of a designated event) which are applicable to the Company or any Significant Subsidiary, other than those set forth herein, the Company shall promptly so notify the holders of the Notes and, if the Required Holder(s) shall so request by written notice to the Company (after a determination has been made by the Required Holder(s) that any of the above-referenced documents or instruments contain any such provisions, which either individually or in the aggregate, are more favorable to the holders of such unsecured Indebtedness than any of the provisions set forth herein), the Co-Issuers and the Required Holder(s) shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Required Holder(s), into this Agreement and, to the extent necessary and reasonably desirable to the Required Holder(s), all at the election of the Required Holder(s).

5I. Senior Debt. The Co-Issuers will at all times ensure that (a) the claims of the holders of the Notes under this Agreement and the Notes will not be subordinate to, and will in all respects at least rank pari passu with, the claims of every other senior unsecured creditor of such Co-Issuer and (b) any Indebtedness subordinated in any manner to the claims of any other senior unsecured creditor of either Co-Issuer will be subordinated in like manner to such claims of the holders of the Notes.

5J. Guaranty by Subsidiaries. The Company will cause each Subsidiary which becomes obligated, directly or indirectly (including as a "Co-Borrower," "Obligor" or "Subsidiary Guarantor") under the Credit Agreement, the 2002 Note Purchase Agreement or the 2003 Note Purchase Agreement, to concurrently enter into a Guaranty Agreement for the benefit of the holders of the Notes, substantially in the form of the Guaranty Agreement as in effect on the Restatement Date, and within three Business Days thereafter shall deliver to each of the holders of the Notes the following items:

(a) an executed counterpart of such Guaranty Agreement;

(b) a certificate signed by the President, a Vice President or another authorized Responsible Officer of such Subsidiary making representations and warranties to the effect of those contained in paragraphs 8A(1) and 8B, but with respect to such Subsidiary and such Guaranty Agreement, as applicable;

(c) such documents and evidence with respect to such Subsidiary as any holder of the Notes may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such Guaranty Agreement;

(d) any amendment or modification to the Intercreditor Agreement requested by the Required Holders relating to the inclusion of such new Guaranty Agreement thereunder; and

(e) an opinion of counsel satisfactory to the Required Holders to the effect that such Guaranty Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Subsidiary enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

5K. Amendment of 1994 Private Shelf Agreement and Knott's Berry Farm Guaranty of 8.43% Notes. On or before the 30th day after the Restatement Date (i) the Company shall execute and deliver to the holders of the Company's 8.43% Series A Notes due August 24, 2006 an amendment, in form and substance reasonably satisfactory to the holders of such 8.43% Series A Notes, of that certain Private Shelf Agreement, dated as of August 24, 1994, as amended (the "1994 Private Shelf Agreement"), which amendment shall cause the 1994 Private Shelf Agreement to conform the covenants, events of default and related definitions therein to the covenants, Events of Default and related definitions set forth in this Agreement and (ii) Knott's Berry Farm shall execute and deliver to the holders of the Company's 8.43% Series A Notes due August 24, 2006 a Guarantee of the Company's obligations under such 8.43% Series A Notes and the Private Shelf Agreement, under which such 8.43% Series A Notes were issued, which Guarantee will be in form and substance reasonably satisfactory to the holders of such 8.43% Series A Notes.

6. NEGATIVE COVENANTS. The provisions of this paragraph 6 shall remain in effect so long as any Note shall remain outstanding or any other amount shall be owing hereunder.

6A. Lien, Debt and Other Restrictions. The Company covenants that it will not and will not permit any Subsidiary to (and Knott's Berry Farm covenants that it will not take any action that will cause non-compliance with any of the following):

6A(1). Liens. Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5C), except

(i) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings,

(ii) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

(iii) subject to the limitation set forth in clause (iii) of paragraph 6A(2), Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary,

(iv) Liens consisting of Capitalized Leases if the Funded Debt represented by the related Capitalized Lease Obligations is permitted by paragraph 6A(2),

(v) any Lien existing on any property of any corporation at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, or placed upon property at the time of acquisition by the Company or any Subsidiary to secure all or a portion of (or to secure Debt incurred to pay all or a portion of) the purchase price thereof, provided that (a) such property is not and shall not thereby become encumbered in an amount in excess of 80% of the lesser of the cost thereof or the fair value (as determined in good faith by the board of directors of the General Partner) thereof at the time such corporation becomes a Subsidiary or at the time of acquisition of such property by the Company or a Subsidiary, as the case may be, (b) any such Lien shall not encumber any other property (except related replacement parts) of the Company or such Subsidiary, and (c) the aggregate amount of Debt secured by all such Liens and any Liens permitted by clause (iv) above and clause (vi) below at any one time outstanding shall be permitted by paragraph 6A(2), and

(vi) any Lien renewing, extending or refunding any Lien permitted by clause (v) above if the aggregate amount of Debt secured by all such Liens and any Lien permitted by clauses (iv) and (v) above at any one time outstanding shall be permitted by paragraph 6A(2), provided that the principal amount secured is not increased, and the Lien is not extended to other property;

6A(2). Debt. Create, incur, assume, guarantee, suffer to exist, or otherwise be or become directly or indirectly liable for, any Funded or Current Debt, except

(i) Funded Debt of the Company represented by the Notes,

(ii) Funded or Current Debt of any Subsidiary to the Company,

(iii) Funded or Current Debt of any Subsidiary to any other Subsidiary, provided that no Subsidiary shall become liable for or suffer to exist any Debt permitted by this clause (iii) unless the Subsidiary to which such Debt is owed shall be free from any Debt to any Person other than the Company, and

(iv) other Debt of the Company or any Subsidiary; provided that Priority Debt shall at no time exceed 20% of Consolidated Owners Equity (notwithstanding the foregoing, the basket in this subclause (iv) shall not be used to secure the lender(s) under the Credit Agreement (or any credit facility which replaces the Credit Agreement);

6A(3). Loans, Advances, Investments and Contingent Liabilities. Make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock, or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make or maintain any capital contribution to, any Person, except that the Company and its Subsidiaries may

(i) subject to paragraph 6A(2), make or permit to remain outstanding loans or advances to the Company or any Subsidiary,

(ii) subject to paragraph 6A(2), own, purchase or acquire stock, obligations or securities of a Subsidiary or of a corporation which immediately after such purchase or acquisition will be a Subsidiary,

(iii) acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary,

(iv) own, purchase or acquire commercial paper rated Prime-1 by Moody's Investors Service, Inc. or A-1 or better by Standard & Poor's Corporation on the date of acquisition and certificates of deposit of, bankers' acceptances issued by, and eurodollar deposits with United States commercial banks (having capital resources in excess of $100,000,000, and, in the case of eurodollar deposits, issued by such bank through its head office or a branch office in London or Tokyo), in each case due within one year from the date of acquisition and payable in the United States in United States dollars, obligations of the United States Government or any agency thereof backed by the full faith and credit of the United States Government, obligations guaranteed by the United States Government, and repurchase agreements of such banks for terms of less than one year in respect of the foregoing certificates and obligations,

(v) endorse negotiable instruments for collection in the ordinary course of business,

(vi) guarantee or otherwise become directly or indirectly liable for Debt to the extent the Debt is permitted by paragraph 6A(2) (including, without limitation, the limitation on Priority Debt set forth therein),

(vii) make or permit to remain outstanding travel, relocation and other like advances to officers and employees in the ordinary course of business, and

(viii) make or permit to remain outstanding any loans or advances to, any guarantees for the benefit of, or any investments in, any Person not otherwise permitted by this paragraph 6A(3) up to an aggregate amount outstanding which shall not exceed an amount equal to 15% of Consolidated Owners' Equity at any time;

6A(4). Sale of Stock and Debt of Subsidiaries. Except to the Company or a 75%-owned Subsidiary, sell or otherwise dispose of, or part with control of, any shares of stock or Debt of any (i) Significant Subsidiary, or (ii) other Subsidiary, if at the time of such sale or other disposition, such other Subsidiary owns, directly or indirectly, any shares of stock or Debt of any Significant Subsidiary or any Debt of the Company;

6A(5). Merger and Sale of Assets. Merge or consolidate with any corporation or sell, lease, transfer or otherwise dispose, in any single transaction or series of related transactions, of assets which shall have contributed 10% or more to Consolidated Pre-Tax Income for any of the three fiscal years then most recently ended, or assets whose aggregate fair value (as determined in good faith by the board of directors of the General Partner, as the case may be) shall exceed 10% of Consolidated Net Assets, to any Person, except that

(i) any 75%-owned Subsidiary which is free from any Debt to any Person other than the Company may merge with any one or more other 75%-owned Subsidiaries which are free from any Debt to any Person other than the Company,

(ii) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Company or a 75%-owned Subsidiary,

(iii) any Subsidiary may sell or otherwise dispose of all or substantially all of its assets subject to the conditions specified in paragraph 6A(4) with respect to a sale of the stock of such Subsidiary,

(iv) the Company may enter into any merger in which it is the surviving entity, provided that no Default or Event of Default would exist immediately after giving effect thereto,

(v) the Company may, in the ordinary course of business, sell or otherwise dispose of (a) buildings and parcels of land not used in connection with the business of the Company or any Subsidiary and (b) vehicles,

(vi) any Subsidiary (other than Knott's Berry Farm) may merge or consolidate with any other corporation, provided that, immediately after giving effect to such merger or consolidation, the continuing or surviving corporation of such merger or consolidation shall constitute a Subsidiary and no Default or Event of Default would exist, and

(vii) Knott's Berry Farm may merge or consolidate with any other corporation, provided that, (a) it is the continuing and surviving entity in the case of any merger or consolidation with any Person other than the Company and (b) immediately after giving effect to such merger or consolidation no Default or Event of Default would exist;

6A(6). Transactions with Related Persons. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise, any Related Person, except (i) pursuant to the terms of the Partnership Agreement or (ii) on an arm's-length basis and on terms no less favorable to the Company and its Subsidiaries (as determined in good faith by the board of directors of the General Partner or the Company, as the case may be) than terms which would have been obtainable from a Person other than a Related Person.

6B. Issuance of Stock by Subsidiaries. The Company covenants that it will not permit any Subsidiary (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares or other equity interest) to issue, sell or otherwise dispose of any shares of any class of its stock or other equity interest (other than directors' qualifying shares) except to the Company or a 75%-owned Subsidiary.

6C. Consolidated EBITDA Ratio. The Company will not at any time permit the ratio of (i) the amount of its Consolidated Debt at such time to (ii) its Consolidated EBITDA for the Testing Period most recently ended, to exceed the Maximum Permitted Debt Coverage Ratio for such Testing Period. The "Maximum Permitted Debt Coverage Ratio" shall mean (1) 3.00 to 1.00 for Testing Periods ending before June 27, 2004, (2) 3.50 to 1.00 for the Testing Period ending June 27, 2004 and (3) 3.00 to 1.00 for Testing Periods ending after June 27, 2004; provided, however, that on and after the earlier to occur of (a) August 8, 2011, and (b) the date upon which the maximum ratio of Consolidated Debt to Consolidated EBITDA (or similar concepts) permitted under the Credit Agreement or under any other primary bank facility of either Co-Issuer is less than or equal to 3.25 to 1.00, then the "Maximum Permitted Debt Coverage Ratio" shall be 3.25 to 1.00.

6D. Consolidated Owners' Equity. The Company will not, at any time, permit Consolidated Owners' Equity to be less than an amount equal to the sum of (a) $270,000,000 plus (b) 100% of the net proceeds of any equity offering by the Obligors plus (c) 100% of the net proceeds of any debt offering of the Obligors, to the extent such debt is converted into equity; provided, however, that notwithstanding the foregoing, (i) for any fiscal quarter of the Company ending on or about March 31 of any year, the Company shall not permit Consolidated Owners' Equity to be less than an amount equal to 60% of Consolidated Owners' Equity for the most recently completed fiscal year of the Company, and (ii) for any fiscal quarter of the Company ending on or about June 30 of any year, the Company shall not permit Consolidated Owners' Equity to be less than an amount equal to 70% of Consolidated Owners' Equity for the most recently completed fiscal year of the Company.

7. EVENTS OF DEFAULT.

7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Issuer defaults in the payment of any principal of or Yield-Maintenance Amount on any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) the Issuer defaults in the payment of any interest on any Note for more than 10 days after the date due; or

(iii) either Co-Issuer or any Subsidiary defaults in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or either Co-Issuer or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by either Co-Issuer or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event permitting acceleration (or sale to either Co-Issuer or any Subsidiary) shall occur and be continuing exceeds $15,000,000; or

(iv) any representation or warranty made by either Co-Issuer herein or in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

(v) either Co-Issuer fails to perform or observe any agreement contained in paragraph 6 hereof; or

(vi) either Co-Issuer fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer has actual knowledge thereof; or

(vii) either Co-Issuer or any Significant Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii) any decree or order for relief in respect of either Co-Issuer or any Significant Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

(ix) either Co-Issuer or any Significant Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of either Co-Issuer or any Significant Subsidiary, or of any substantial part of the assets of either Co-Issuer or any Significant Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to either Co-Issuer or any Significant Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(x) any such petition or application is filed, or any such proceedings are commenced, against either Co-Issuer or any Significant Subsidiary and either Co-Issuer or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xi) any order, judgment or decree is entered in any proceedings against either Co-Issuer decreeing the dissolution of either Co-Issuer and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xii) any order, judgment or decree is entered in any proceedings against either Co-Issuer or any Significant Subsidiary decreeing a split-up of either Co-Issuer or such Significant Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Significant Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Significant Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Significant Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Significant Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xiii) one or more final judgments for the payment of money, the uninsured portion of which in aggregate amount exceeds $5,000,000, is rendered against either Co-Issuer or any Subsidiary and, within 60 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

(xiv) either Co-Issuer or any ERISA Affiliate, in its capacity as an employer under a Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $5,000,000; or

(xv) (1) any "Event of Default" under the Credit Agreement shall have occurred as a result of the violation of Section 5.7, 5.8, 5.9, 5.10, 5.11, 5.12 or 5.13 of the Credit Agreement (and irrespective of any waiver thereof under the terms of the Credit Agreement or any amendment to the Credit Agreement which amendment is entered into after the occurrence thereof) while the Credit agreement is in effect, (2) any "Event of Default" under the 2002 Note Purchase Agreement shall have occurred as a result of the violation of any subsection of Section 10 of the 2002 Note Purchase Agreement (and irrespective of any waiver thereof under the terms of the 2002 Note Purchase Agreement or any amendment to the 2002 Note Purchase Agreement which amendment is entered into after the occurrence thereof) while the 2002 Note Purchase Agreement is in effect or (3) any "Event of Default" under the 2003 Note Purchase Agreement shall have occurred as a result of the violation of any subsection of Section 10 of the 2003 Note Purchase Agreement (and irrespective of any waiver thereof under the terms of the 2003 Note Purchase Agreement or any amendment to the 2003 Note Purchase Agreement which amendment is entered into after the occurrence thereof) while the 2003 Note Purchase Agreement is in effect, unless, in either case, such Event of Default has been waived by the Required Holder(s) hereunder pursuant to paragraph 11C hereof;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, the holder of any Note (other than Knott's Berry Farm, the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Issuer, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or additional notice of any kind, all of which are hereby waived by the Issuer, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Issuer, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Co-Issuers, and (c) with respect to any event constituting an Event of Default hereunder, the Required Holder(s) of the Notes of any Series may at its or their option, by notice in writing to the Issuer, declare all of the Notes of such Series to be, and all of such Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each such Note, without presentment, demand, protest or additional notice of any kind, all of which are hereby waived by the Co-Issuers.

7B. Notice of Acceleration. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A the Issuer shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

7C. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Co-Issuers represent, covenant and warrant as follows:

8A(1). Company Organization and Qualification. The Company is a limited partnership duly organized and existing in good standing under the laws of the State of Delaware, has the power to own its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified under applicable law, except where the failure to be so qualified would not have a material adverse effect upon the Company and its Subsidiaries taken as a whole. Each Subsidiary is a corporation duly organized and existing in good standing under the laws of its state of incorporation, has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified under applicable law, except where the failure to be so qualified would not have a material adverse effect upon such Subsidiary. Schedule 8A(1) hereto identifies each Guarantor in existence as of the Restatement Date. The Co-Issuers have the power and authority to enter into, execute, deliver and perform this Agreement and the Notes; this Agreement constitutes the Company's valid and binding obligation; and each Note will upon its issuance constitute the Company's valid and binding obligation. The Partnership Agreement has been duly authorized, executed and delivered by the Partners, is a valid, legal and binding agreement of the Partners, and has been duly filed in all places where such filing is required.

8A(2). Knott's Berry Farm Organization and Qualification. Knott's Berry Farm is a general partnership duly organized and existing in good standing under the laws of California, has the power to own its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign partnership and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified under applicable law, except where the failure to be so qualified would not have a material adverse effect upon the Company and its Subsidiaries taken as a whole. Knott's Berry Farm has the power and authority to enter into, execute, deliver and perform this Agreement and the Notes executed by it; this Agreement constitutes Knott's Berry Farm's valid and binding obligation; and each Note executed by Knott's Berry Farm will upon its issuance constitute Knott's Berry Farm's valid and binding obligation The KBF Partnership Agreement has been duly authorized; executed and delivered by the parties thereto, is a valid legal and binding agreement of such parties, and has been duly filed in all places where such filing is required.

8B. Financial Statements. The Company has furnished each Purchaser of any Accepted Notes with the following financial statements, identified by a principal financial officer of the Company: (i) consolidated balance sheets of the Company and its Subsidiaries as at the last day in each of the five fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, partners' equity and cash flows of the Company and its Subsidiaries for each such year, reported on by independent public accountants of recognized national standing; and (ii) consolidated balance sheets of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, partners' equity and cash flows for (a) such quarterly periods and (b) the period of four consecutive fiscal quarters ended on the last day of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and normal year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, partners' equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated. There has been no material adverse change in the business, condition or operations (financial or otherwise) of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished.

8C. Actions Pending. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the elected officers of the Co-Issuers or the General Partner, threatened against the Co-Issuers or any of the Company's Subsidiaries, or any properties or rights of the Co-Issuers or any of the Company's Subsidiaries, by or before any court, arbitrator or administrative or governmental body which individually or in aggregate might result in any material adverse change in the business, condition or operations of the Company and its Subsidiaries taken as a whole.

8D. Outstanding Debt. Neither the Co-Issuer nor any of the Company's Subsidiaries has outstanding any Debt except as permitted by paragraph 6A(2). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

8E. Title to Properties. Each Co-Issuer has and each of the Company's Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6A(1). All leases necessary in any material respect for the conduct of the business of the Co-Issuers and the Company's Subsidiaries taken as a whole are valid and subsisting and are in full force and effect.

8F. Taxes. Each Co-Issuer has and each of the Company's Subsidiaries has filed all Federal, State and other income tax returns which, to the best knowledge of the elected officers of the Co-Issuers or the General Partner, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

8G. Conflicting Agreements and Other Matters. Neither Co-Issuer nor any of the Company's Subsidiaries is a party to any contract or agreement or subject to any partnership agreement, charter or other partnership or corporate restriction which materially and adversely affects the business (as presently conducted), property, assets or financial condition of the Company and its Subsidiaries taken as a whole. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Co-Issuers or any of the Company's Subsidiaries pursuant to, the Partnership Agreement, the KBF Partnership Agreement or the charter, by-laws or code of regulations of any Subsidiaries, any award of any arbitrator or any agreement (including any agreement with partners or stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which either Co-Issuer or any of the Company's Subsidiaries is a party or otherwise subject. Neither Co-Issuer nor any of the Company's Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of either Co-Issuer or any Subsidiary, any agreement relating thereto or any other contract or agreement (including the Partnership Agreement, the KBF Partnership Agreement and, in the case of any Subsidiary, its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of either Co-Issuer of the type to be evidenced by the Notes except (i) as of the date of this Agreement, as set forth in the agreements listed in Schedule 8G attached hereto and (ii) as of any date subsequent to the date of this Agreement when this representation is repeated, as set forth in the agreements listed in Schedule 8G or as theretofore disclosed to Prudential in a writing which by its terms modifies Schedule 8G.

8H. Offering of Notes. Neither Co-Issuer nor any agent acting on their behalf has, directly or indirectly, offered the Notes or any similar security of the Issuer for sale to, or solicited any offers to buy the Notes or any similar security of the Issuer from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Co-Issuer nor any agent acting on their behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities of Blue Sky law of any applicable jurisdiction.

8I. Use of Proceeds. Neither the Co-Issuer nor any Subsidiary owns or has any present intention of acquiring any "margin stock" as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then a margin stock or for any other purpose which might constitute the sale or purchase of any Notes a "purpose credit" within the meaning of such Regulation U. Neither Co-Issuer is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither Co-Issuer nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any Note to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by either Co-Issuer or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by either Co-Issuer or any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. Neither Co-Issuer, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the Co-Issuers in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation in paragraph 9B as to the source of the funds to be used to pay the purchase price of the Notes to be purchased.

8K. Governmental Consent. Neither the nature of either Co-Issuer or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between either Co-Issuer or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

8L. Environmental Compliance. The Co-Issuers and the Company's Subsidiaries are in substantial compliance with any and all Environmental Laws including, without limitation, all Environmental Laws in all jurisdictions in which any of them owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of the Co-Issuers, threatened against either Co-Issuer or any Subsidiary, any real property in which any thereof holds or has held an interest or any past or present operation of any thereof. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which either Co-Issuer or any Subsidiary holds any interest or performs any of its operations, in violation of any Environmental Law the violation of which could reasonably be expected to have a material adverse effect on the Company or its Subsidiaries. As used in this paragraph, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, and "material" means the measure of a matter or matters the exposure with respect to which individually or together with all other matters described exceeds or can reasonably be expected to exceed $2,500,000.

8M. Investment Company Status. Neither Co-Issuer nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended or an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

8N. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Co-Issuers in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Co-Issuers or any of the Company's Subsidiaries which materially adversely affects or in the future may (so far as the Co-Issuers can now foresee) materially adversely affect the business, property, assets or financial condition of the Company and its Subsidiaries taken as a whole and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to any Purchaser by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

8O. Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

9. REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A. Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser's property shall at all times be and remain within its control.

9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i) the Source is an "insurance company general account" (as the term is defined in the United States Department of Labor's Prohibited Transaction Exemption ("PTE") 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the "NAIC Annual Statement")) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an "investment fund" (within the meaning of Part V of PTE 84-14 (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a "plan(s)" (within the meaning of Section IV of PTE 96-23 (the "INHAM Exemption")) managed by an "in-house asset manager" or "INHAM" (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms "employee benefit plan", "governmental plan", and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10. DEFINITIONS. For the purpose of this Agreement, the terms defined in the text of any paragraph shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

10A. Yield-Maintenance Terms.

"Called Principal" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B (any partial prepayment being applied in satisfaction of required payments of principal in inverse order of their scheduled due dates) or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

"Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

"Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, .50% plus the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as "Page PX1" on the Bloomberg Financial Services Screen (or such other display as may replace Page PX1 on the Bloomberg Financial Services Screen or, if Bloomberg Financial Services shall cease to report such yields or shall cease to be Prudential Capital Group's customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group's customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.

"Remaining Average Life" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

"Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

"Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

"Yield-Maintenance Amount" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

10B. Other Terms.

"Acceptance" shall have the meaning specified in paragraph 2B(5).

"Acceptance Day" shall have the meaning specified in paragraph 2B(5).

"Acceptance Window" shall mean, with respect to any interest rate quotes provided by Prudential pursuant to paragraph 2B(4), the time period after the time Prudential shall have provided such interest rate quotes to the Issuer designated by Prudential as the time period during which the Issuer may elect to accept such interest rate quotes. If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 10 minutes after the time Prudential shall have provided such interest rate quotes to the Issuer.

"Accepted Note" shall have the meaning specified in paragraph 2B(5).

"Affiliate" shall mean (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such first Person, and (ii) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential Financial, Inc. or any Affiliate of Prudential Financial, Inc. acts as investment advisor or portfolio manager. A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

"Authorized Officer" shall mean (i) in the case of the Co-Issuers, the chief executive officer, the chief financial officer and the treasurer of the Co-Issuers or the General Partner, as well as any vice president thereof designated as an "Authorized Officer" in the Information Schedule attached hereto or any vice president thereof designated as an "Authorized Officer" for the purpose of this Agreement in an Officer's Certificate executed by the Co-Issuers' or General Partner's chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its "Authorized Officer" in the Information Schedule or any officer of Prudential designated as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of either Co-Issuer by any individual who on or after the date of this Agreement shall have been an Authorized Officer of such Co-Issuer or the General Partner and whom Prudential in good faith believes to be an Authorized Officer of such Co-Issuer or the General Partner at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of such Co-Issuer or the General Partner, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential, and whom the Co-Issuers in good faith believe to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

"Available Facility Amount" shall have the meaning specified in paragraph 2B(1).

"Bankruptcy Law" shall have the meaning specified in clause (viii) of paragraph 7A.

"Business Day" shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2B(3) hereof only, a day on which Prudential is not open for business.

"Cancellation Date" shall have the meaning specified in paragraph 2B(8)(iv).

"Cancellation Fee" shall have the meaning specified in paragraph 2B(8)(iv).

"Capitalized Lease" shall mean any lease if the obligation to make rental payments thereunder constitutes a Capitalized Lease Obligation.

"Capitalized Lease Obligation" shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

"Closing Day" for any Accepted Note shall mean the Business Day specified for the closing of the purchase and sale of such Note in the Request for Purchase of such Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Note agree on an earlier Business Day for such closing, the "Closing Day" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Closing.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Confirmation of Acceptance" shall have the meaning specified in paragraph 2B(5).

"Consolidated Debt" shall mean, as of any time of determination thereof, the sum of (i) Debt of the Company and Subsidiaries determined on a consolidated basis and (ii) to the extent in excess of $5,000,000, Debt of the Company owed to Subsidiaries.

"Consolidated EBITDA" shall mean "Consolidated EBITDA" as defined in the Credit Agreement as in effect on the date hereof and with such modifications to such definition as the Required Holder(s) may consent to in writing. No modification or termination of the Credit Agreement shall affect the continued applicability of the foregoing reference thereto.

"Consolidated Net Assets" shall mean, as of any time of determination thereof, with respect to the Company and Subsidiaries on a consolidated basis, their assets less, without duplication, all of their (i) current liabilities, (ii) asset, liability, contingency and other appropriate reserves, including reserves for depreciation and amortization expense and for deferred income taxes and (iii) other liabilities.

"Consolidated Owners' Equity" shall mean, as of any time of determination thereof, the aggregate amount of partners' equity (or similar equity interests) of the Company and its Subsidiaries determined on a consolidated basis.

"Consolidated Pre-Tax Income" shall mean, for any period, the consolidated gross revenues of the Company and its Subsidiaries less all operating and non-operating expenses of the Company and its Subsidiaries including current additions to reserves and all other charges of a proper character except current and deferred taxes on income, but not including in gross revenues any gains (nor in expenses any expenses or taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), any gains resulting from the write-up of assets, any equity of the Company or any Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary, any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary.

"Credit Agreement" shall mean the Credit Agreement among Cedar Fair, L.P., Cedar Fair, Magnum Management Corporation, and Knott's Berry Farm, as borrowers, the financial institutions named therein as Banks, and Keybank National Association, as lead arranger and Administrative Agent, dated as of December 22, 2003, as amended from time to time.

"Current Debt" shall mean, with respect to any Person, all Indebtedness of such Person for borrowed money which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from the date of the creation thereof, provided that Indebtedness for borrowed money outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year shall constitute Funded Debt and not Current Debt, even though such Indebtedness by its terms matures on demand or within one year from the date of the creation thereof.

"Debt" shall mean Funded Debt and Current Debt.

"Delayed Delivery Fee" shall have the meaning specified in paragraph 2B(8)(iii).

"Environmental Laws" shall mean all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and any and all rules, regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean any corporation which is a member of the same controlled group of corporations as either Co-Issuer within the meaning of section 414(b) of the Code, or any trade or business which is under common control with either Co-issuer within the meaning of section 414(c) of the Code.

"Event of Default" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Existing Holders" shall have the meaning given in the address block to this Agreement.

"Facility" shall have the meanings specified in paragraph 2B(1).

"Funded Debt" shall mean with respect to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date of the creation thereof.

"General Partner" and "General Partners" shall mean the general partner of the Company, and any Person substituted for or who succeeds either of them as a general partner pursuant to the terms of the Partnership Agreement, in each case in such capacity.

"Gross Worth" shall mean, as of any time of determination thereof, the sum of Consolidated Owners' Equity and Consolidated Debt.

"Guarantee" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

"Guarantors" shall mean each Subsidiary which is obligated, directly or indirectly (including as "Co-Borrower," "Obligor" or "Subsidiary Guarantor") under the Credit Agreement, the 2002 Note Purchase Agreement or the 2003 Note Purchase Agreement and each other Person which may from time to time execute a Guaranty Agreement.

"Guaranty Agreements" shall mean each Guaranty of Payment of Debt, each dated February 7, 2002, executed by Michigan's Adventure, Inc., Magnum Management Corporation and Cedar Fair, an Ohio general partnership, and any other guaranty pursuant to which the Notes are guarantied, as the same may be amended, modified or supplemented from time to time.

"Hedge Treasury Note(s)" shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

"Hostile Tender Offer" shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Issuer makes the Request for Purchase of such Note.

"Indebtedness" shall mean, with respect to any Person, without duplication, (i) all items (excluding deferred compensation, items of contingency reserves and reserves for deferred income taxes) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined, (ii) all indebtedness secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed, and (iii) all indebtedness of others with respect to which such Person has become liable by way of Guarantee.

"Intercreditor Agreement" shall mean the Second Amended and Restated Intercreditor Agreement, dated as of December 22, 2003, among the agent and banks parties to the Credit Agreement, the purchasers under the 2002 Note Purchase Agreement, the purchasers under the 2003 Note Purchase Agreement and the holders of the Notes, as amended from time to time..

"Interest Coverage Ratio" shall mean "Interest Coverage Ratio" as defined in the Credit Agreement as in effect on the date hereof and with such modifications to such definition as the Required Holder(s) may consent to in writing. No modification or termination of the Credit Agreement shall affect the continued applicability of the foregoing reference thereto.

"Issuance Period" shall have the meaning specified in paragraph 2B(2).

"Issuer" shall mean the Co-Issuers or the Company, as the case may be or the context requires.

"KBF Partnership Agreement" shall mean the partnership agreement of Knott's Berry Farm.

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

"Limited Partner" shall mean any Person who is or shall become a limited partner of the Company, in such capacity.

"Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

"Note" and "Notes" shall have the meaning specified in paragraph 1.

"Obligors" shall mean each of the Co-Issuers, Cedar Fair, an Ohio general partnership, and Magnum Management Corporation, an Ohio corporation.

"Officer's Certificate" shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

"Partner" shall mean any General Partner or any Limited Partner.

"Partnership Agreement" shall mean the Fourth Amended and Restated Agreement of Limited Partnership of the Company, dated as of March 5, 2004, among Cedar Fair Management Company, as General Partner, and the limited partners named therein, as the same has been and may be amended or supplemented from time to time.

"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

"Plan" shall mean any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated which, together with the Company, is under common control, as described in section 414(b) or (c) of the Code.

"Priority Debt" shall mean, as of any time of determination thereof, (i) Debt of any Subsidiary, excluding however (a) Debt owed to the Company or another Subsidiary and (b) Indebtedness which is subject to the terms of the Intercreditor Agreement and (ii) Debt of the Company secured by any Lien.

"Prudential" shall have the meaning given in the address block of this Agreement.

"Prudential Affiliate" shall mean any Affiliate of Prudential.

"Purchaser(s)" shall mean each Existing Holder and each Prudential Affiliate as purchaser of any Note.

"Related Person" shall mean (i) any General Partner, (ii) any Person owning 10% or more of the depository units representing limited partnership interests in the Company or (iii) any Affiliate of any Person described in clause (i) or (ii).

"Request for Purchase" shall have the meaning specified in paragraph 2B(3).

"Required Holder(s)" shall mean the holder or holders of at least 51% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding.

"Rescheduled Closing Day" shall have the meaning specified in paragraph 2B(7).

"Responsible Officer" shall mean the chief executive officer, chief operating officer, treasurer, chief financial officer or chief accounting officer of the Company, general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

"Restatement Date" shall have the meaning given in paragraph 3A.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Series" shall have the meaning specified in paragraph 1.

"Series B Notes" shall have the meaning given in the Introduction.

"Series C Notes" shall have the meaning given in the Introduction.

"Significant Holder" shall mean (i) Prudential, (ii) each Purchaser, so long as such Purchaser or any of its Affiliates shall hold (or be committed under this Agreement to purchase) any Note, or (iii) any other Person which, together with its Affiliates, is the holder of at least 5% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

"Significant Subsidiary" shall mean any Subsidiary of the Company or any of its Subsidiaries, (i) having assets which shall have contributed 10% or more of Consolidated Pre-Tax Income for any of the three fiscal years then most recently ended, (ii) having assets whose aggregate fair value (as determined in good faith by the board of directors of the General Partner, as the case may be) shall exceed 10% of the Consolidated Net Assets or (iii) the sale of which shall have a material adverse effect on the Company.

"Subsidiary" shall mean any corporation or partnership the majority of the stock of every class of which, except directors' qualifying shares, or the majority of equity interest in which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries and "75%-owned Subsidiary" shall mean any corporation or partnership 75% of the stock of every class of which, except directors' qualifying shares, or 75% of the equity interest in which shall, at the time as of which any determination is being made, be owned by the Company either directly or through a 75%-owned Subsidiary.

"Testing Period" shall mean for any determination a single period consisting of the four consecutive fiscal quarters of the Company then last ended (whether or not such quarters are all within the same fiscal year).

"Transferee" shall mean any direct or indirect transferee of all or any part of any Note purchased under this Agreement.

"Treasury Manager" shall mean Magnum Management Corporation, a Ohio corporation.

"2003 Note Purchase Agreement" shall mean the Note Purchase Agreement, dated as of December 22, 2003, among Cedar Fair, L.P., Cedar Fair, Magnum Management Corporation and Knott's Berry Farm, on the one hand, and the purchasers listed on Schedule A thereto, on the other hand, as amended from time to time.

"2002 Note Purchase Agreement" shall mean the Note Purchase Agreement, dated as of February 8, 2002, among Cedar Fair, L.P., Cedar Fair, Magnum Management Corporation and Knott's Berry Farm, on one hand, and the purchasers listed on Schedule A thereto, on the other hand, as amended from time to time.

"Voting Stock" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

10C. Accounting Principles, Terms and Determinations. All references in this Agreement to "generally accepted accounting principles" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied, in the case of any such unaudited financial statements, certificates and reports, on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

11. MISCELLANEOUS.

11A. Note Payments. The Issuer of each Note agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal thereof and Yield-Maintenance Amount, if any, and interest thereon, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit to (i) the account or accounts of Prudential specified in the Purchaser Schedule attached hereto in the case of any Series B Note or Series C Note, (ii) the account or accounts as specified in the purchaser schedule attached to the applicable Confirmation of Acceptance or (iii) such other account or accounts in the United States as any Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Co-Issuers agree to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as you have made in this paragraph 11A.

11B. Expenses. The Co-Issuers jointly and severally agree, whether or not the transactions contemplated hereby shall be consummated, to pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the costs and expenses, including attorneys' fees, incurred by each Purchaser or any Transferee in enforcing (or in determining whether or in what manner to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process issued in connection with this Agreement or the transactions contemplated hereby or by reason of any Purchaser's or any Transferee's having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Co-Issuers under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C. Consent to Amendments. This Agreement may be amended, and the Co-Issuers and the Company's Subsidiaries may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Co-Issuers shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest or Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver) and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2 and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Co-Issuers and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Treasury Manager shall keep at its principal office a register in which the Treasury Manager shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Treasury Manager, the Issuer shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees, and substantially in the form of Exhibit A-1 hereto, in the case of Series B Notes, Exhibit A-2 hereto, in the case of Series C Notes, or Exhibit A-3 hereto, in the case of Shelf Notes. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Treasury Manager. Whenever any Notes are so surrendered for exchange, the Issuer shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Issuer will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Issuer may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and Yield-Maintenance Amount, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Issuer shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Co-Issuers in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the purchaser schedule attached to the applicable Confirmation of Acceptance, or at such other address as any Purchaser shall have specified to the Co-Issuers in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Co-Issuers in writing or, if any such other holder shall not have so specified an address to the Co-Issuers, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to either Co-Issuer, addressed to it c/o Treasury Manager at One Cedar Point Drive, Sandusky, Ohio 44870, Attention: Treasurer, or at such other address as such Co-Issuer shall have specified to the holder of each Note in writing. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is set forth on the Information Schedule attached hereto or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

11I. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11J. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11K. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

11L. Limited Liability of Partners. Anything in this Agreement or the Notes to the contrary notwithstanding, no recourse under or in respect of this Agreement or the Notes shall be had against any Partner, shareholder of a Partner or partner of a Partner by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of statute or otherwise, whether based on agency, deputization or otherwise, it being expressly agreed that no personal liability whatsoever shall attach to or be incurred by the Partners, shareholders of Partners or partners of Partners or any of them under or by reason of this Agreement or the Notes; provided that the foregoing limitation of liability shall in no way constitute a limitation on the right of the holders of the Notes to enforce their remedies against the Company's assets for the collection of amounts due and owing under the Notes or any other obligation of the Company contemplated by this Agreement. Each of the Notes shall contain a statement to the effect that the obligations of the Partners are limited as provided in this paragraph 11L.

11M. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

11N. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11O. Governing Law, Jurisdiction; Consent to Service of Process. (1) This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal law of the State of Illinois; (2) Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any Illinois State court or Federal court of the United States of America sitting in the Northern District of Illinois, and any appellate court of any of the foregoing, in any action or proceeding arising out of or relating to this Agreement or the Notes or for recognition or enforcement of any judgment entered in any such action or proceeding, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agree that any summons, complaint or other process with respect to any proceeding initiated in any such court may be made by any means permitted by Illinois law or federal law. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto otherwise may have to bring any action or proceeding relating to this Agreement or the Notes against any other party hereto in the courts of any jurisdiction; (3) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any Illinois State or Federal court of the United States of America sitting in the Northern District of Illinois. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; (4) Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any manner permitted by law.

11P. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

11Q. Binding Agreement. When this Agreement is executed and delivered by the Co-Issuers, Prudential and the Existing Holders, it shall become a binding agreement between the Co-Issuers, on one hand, and Prudential and the Existing Holders, on the other hand. This Agreement shall also inure to the benefit of each other Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such other Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

12. JOINT AND SEVERAL OBLIGATIONS.

12.1. Nature of Obligations. The obligations of the Co-Issuers under this Agreement, the Series B Notes, the Series C Notes, any other Notes executed by the Co-Issuers hereunder are joint and several primary obligations of each Co-Issuer regardless of which Co-Issuer actually receives the proceeds of any Notes or the manner in which Prudential, any Purchaser or Transferee accounts for such Notes on its books and records.

12.2. Failure of any Co-Issuer to Perform. In the event either Co-Issuer fails to make full and punctual payment of any obligation due hereunder, the other Co-Issuer shall forthwith on demand by the Required Holder(s) pay the entire amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument delivered in connection herewith.

12.3. Additional Undertaking. As a separate, additional and continuing obligation, each Co-Issuer unconditionally and irrevocably undertakes and agrees for the benefit of the holders from time to time of the Notes that, should any amounts not be recoverable from the other Co-Issuer under paragraph 12.2 for any reason whatsoever (including, without limitation, by reason of any provision of this Agreement, any Note or other agreement delivered in connection herewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any holder of any Note or any other Person, at any time, such Co-Issuer as sole, original and independent obligor, upon demand by the Required Holder(s), will make payment to the applicable holders of the Notes, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in this Agreement or any other applicable agreement or instrument delivered in connection herewith.

12.4. Joint and Several Obligations Unconditional, etc. The obligations of each Co-Issuer under this Agreement shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Co-Issuers under any agreement or instrument, by operation of law or otherwise;

(ii) any modification, restatement or amendment of or supplement to this Agreement, any Note, or any other agreement or instrument evidencing or relating to any obligation of the Co-Issuers;

(iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of the Co-Issuers under any agreement or instrument evidencing or relating to any such obligation;

(iv) any change in the corporate existence, structure or ownership of any Co-Issuer or Subsidiary of the Company or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either Co-Issuer or Subsidiary of the Company or its assets or any resulting release or discharge of any obligation contained in any agreement or instrument evidencing or relating to any obligation of the Co-Issuers;

(v) the existence of any claim, set-off or other rights which either Co-Issuer may have at any time against the other Co-Issuer, any holder of any Note, or any other Person, whether in connection herewith or any unrelated transactions;

(vi) any invalidity or unenforceability relating to or against either Co-Issuer for any reason of any agreement or instrument evidencing or relating to any obligation of the Co-Issuers, or any provision of applicable law or regulation purporting to prohibit the payment by either Co-Issuer of any obligation of the Co-Issuers; or

(vii) any other act or omission to act, or delay of any kind by either Co-Issuer, any holder of any Note or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such Co-Issuer's obligations under this paragraph or the other provisions of this Agreement and the documents delivered in connection herewith.

12.5. Co-Issuer's Obligations to Remain in Effect; Restoration. Each Co-Issuer's obligations under this paragraph and the other provisions of this Agreement and the documents delivered in connection herewith shall remain in full force and effect until the principal of and interest on the Notes and other obligations hereunder (including, without limitation, the Yield-Maintenance Amount, if any), and all other amounts payable by the Co-Issuers, under this Agreement or any other agreement or instrument evidencing or relating to any of the obligations of the Co-Issuers, shall have been paid in full. If at any time any payment of any of the obligations of Co-Issuer in respect of any obligations hereunder is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of a Co-Issuer, the Co-Issuers' obligations under this paragraph and the other provisions of this Agreement and the documents delivered in connection herewith with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

12.6. Waiver of Acceptance, etc. Each Co-Issuer irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that any time any action be taken by any Person against the other Co-Issuer or any other Person, or against any collateral or guaranty of any other Person.

12.7. Subrogation. Until the indefeasible payment in full of all of the Co-Issuer's obligations to the holders of the Notes, no Co-Issuer shall have any rights, by operation of law or otherwise, upon making any payment under this paragraph 12 or the other provisions of this Agreement or the documents delivered in connection herewith to be subrogated to the rights of the payee against the other Co-Issuer with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the other Co-Issuer in respect thereof.

12.8. Effect of Stay. In the event that acceleration of the time for payment of any amount payable by either Co-Issuer with respect to any of the Co-Issuers' obligations is stayed upon insolvency, bankruptcy or reorganization of the other Co-Issuer, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any such obligation shall nonetheless be payable by the other Co-Issuer under this paragraph 12 and the other provisions of this Agreement and the documents delivered in connection herewith forthwith on demand by the Required Holder(s).

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Very truly yours,

CEDAR FAIR, L.P.,
as a Co-Issuer

By: CEDAR FAIR MANAGEMENT COMPANY,

General Partner

By:

Bruce A. Jackson

Vice President & Chief Financial Officer

KNOTT'S BERRY FARM,

as a Co-Issuer

By: Magnum Management Corporation

one of its general partners

By:

Bruce A. Jackson

Vice President & Chief Financial Officer

The foregoing Agreement is hereby accepted

as of the date first above written.

PRUDENTIAL INVESTMENT
MANAGEMENT COMPANY

By:

Vice President

THE PRUDENTIAL INSURANCE COMPANY

OF AMERICA

By:

Title: Vice President

HARTFORD LIFE INSURANCE COMPANY
By: Prudential Private Placement Investors,
L.P., (as Investment Advisor)
By: Prudential Private Placement
Investors, Inc. (as its General Partner)

By:
Vice President

MEDICA HEALTH PLAN
By: Prudential Private Placement Investors,
L.P. (as Investment Advisor)
By: Prudential Private Placement
Investors, Inc. (as its General Partner)

By:
Vice President

683:

CH2\ 1099953.7